Execution Version

GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282

May 3, 2023

Option Care Health, Inc. 3000 Lakeside Dr., #300N Bannockburn, IL 60015 Attention: Mike Shapiro

Project Anderson Senior Credit Facility
Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (together with any of its designated affiliates, “Goldman Sachs” and, together with any other person(s) that become party hereto in accordance with Section 2 below, each a “Commitment Party,” and together, the “Commitment Parties,” “us” or “we”), that you intend to consummate the transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the exhibits attached hereto (such exhibits, together with this letter, collectively, the “Commitment Letter”).

1.Commitments

In connection with the Transactions, Goldman Sachs (together with any other Initial Senior Lender appointed in accordance with Section 2 below on a several (and not joint) basis, if applicable, each an “Initial Senior Lender,” and collectively, the “Initial Senior Lenders”) is pleased to advise you of its commitment to provide, and hereby agrees to provide, 100% of the principal amount of the Senior Credit Facility (as defined below) upon the terms expressly set forth in this Commitment Letter (including, without limitation, in the Summary of Terms and Conditions attached hereto as Exhibits B (the “Term Sheet”)) and subject solely to the Exclusive Funding Conditions (as defined below). For the avoidance of doubt, the commitments of the Initial Senior Lenders hereunder are several and not joint.

2.Titles and Roles

You hereby appoint (i) Goldman Sachs, together with any other lead arrangers or bookrunners appointed as contemplated in the immediately succeeding paragraph, to act as joint lead arrangers and joint bookrunners (in such capacity, the “Senior Lead Arrangers”) and (ii)

Goldman Sachs to act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility.

It is further agreed that Goldman Sachs will have “left” placement on any marketing materials or other documentation used in connection with the Senior Credit Facility and shall hold the leading role and responsibility associated with such “top left” placement. You agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with obtaining commitments under the Senior Credit Facility unless you and we shall so agree; provided that, on or prior to the date which is fifteen (15) business days after the date you execute and deliver this Commitment Letter, you may appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) or confer other titles for the Senior Credit Facility in a manner and with economics determined by you (it being understood that to the extent you appoint Additional Agents and/or confer additional titles in respect of the Senior Credit Facility, the economics allocated to, and the commitment amounts of, Goldman Sachs in respect of the Senior Credit Facility will be proportionately reduced by the commitment amount allocated to such Additional Agents (or their affiliates (other than Excluded Affiliates)), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation or an amendment to this Commitment Letter and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Senior Lender” and/or “Senior Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letters; provided, that, the aggregate economics payable to Goldman Sachs shall not be less than 10% of the total economics that is otherwise payable to the Commitment Parties in respect to the Senior Credit Facility pursuant to the Fee Letters (exclusive of any fees payable to the Administrative Agent (in its capacity as such)). The parties hereto agree that Excluded Affiliates (as defined below) of such Additional Agents shall be treated in the same manner as Excluded Affiliates of the Initial Senior Lender and Senior Lead Arrangers hereunder. For the avoidance of doubt, your obligations under this paragraph shall automatically terminate upon the date on which this Commitment Letter terminates pursuant to Section 10.

3.Syndication

The Senior Lead Arrangers reserve the right to syndicate the Senior Credit Facility to a group of banks, financial institutions and other institutional lenders, reasonably acceptable to you, such consent not to be unreasonably withheld or delayed (together with the Initial Senior Lenders but excluding Disqualified Institutions, the “Lenders”); provided that, the Senior Lead Arrangers will not syndicate, assign or participate (i) to (a) those persons that are competitors of you, the Company and your or its subsidiaries, to the extent separately identified by you to us (or, after the Closing Date, by the Borrower to the Administrative Agent) in writing from time to time, in each case including any such entity’s affiliates that are identified as such pursuant to this clause (a) or those that are clearly identifiable on the basis of their name (in each case, other than bona fide diversified debt funds) (other than those excluded pursuant to clauses (b) or (c) of this paragraph)), (b) those banks, financial institutions and other persons to the extent separately identified by you to us in writing prior to the date hereof or as you and Goldman Sachs shall mutually agree on or after such date, in each case including any such entity’s affiliates that are identified as such pursuant to this clause (b) or are clearly identifiable as such on the basis of their name or (c) Excluded Affiliates (such persons or entities in clause (a), (b) or (c), collectively, the “Disqualified Institutions”), provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior allocation, assignment or participation, as applicable. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Initial Senior Lenders (except in the case of an assignment to an Additional Agent), (i) subject to your right to appoint Additional Agents in accordance with Section 2 hereof, the Initial Senior Lenders shall not be released, relieved or novated from their respective obligations hereunder (including their respective obligation to fund the Senior Credit Facility on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facility, including their respective commitments in respect thereof, until the initial funding of the Senior Credit Facility on the Closing Date, (ii) subject to your right to appoint Additional Agents in accordance with Section 2 hereof, no assignment or novation shall become effective with respect to all or any portion of the Initial Senior Lenders’ respective commitments in respect of the Senior Credit Facility until the initial funding of the Senior Credit Facility on the Closing Date and (iii) the Initial Senior Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Credit Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Senior Credit Facility on the Closing Date has occurred.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of the syndication of the Senior Credit Facility, the obtaining of any ratings nor the compliance with any of the other provisions set forth in any provision of this Commitment Letter (other than the Exclusive Funding Conditions (as defined below)) shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facility on the Closing Date.

The Senior Lead Arrangers, in their capacity as such, will manage, in consultation with you (subject to your rights set forth in the preceding paragraphs of this Section 3 and your rights to appoint Additional Agents in Section 2), all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.Information

You hereby represent and warrant (with respect to Information (as defined below) relating to the Company and its subsidiaries and businesses, to your knowledge) that (a) all written information, other than any projections, forward looking statements and information of a general economic or industry-specific nature, concerning you, the Borrower, the Company and your and their respective subsidiaries, the Merger and the other Transactions contemplated hereby (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, taken as a whole and as supplemented, does not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated as provided below and (b) any financial projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by management to be reasonable at the time furnished (it being recognized by the Commitment Parties that (i) such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be (with respect to Information relating to the Company and its subsidiaries and businesses, to your knowledge) incorrect in any material respect if the Information or projections were being furnished and such representations and warranties were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the projections so that (with respect to Information and projections relating to the Company and its businesses, to your knowledge) such representations are correct, in all material respects, under those circumstances. The making or accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties. You understand that the Commitment Parties may use and rely on the Information and projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or projections, including in the case of the Senior Lead Arrangers, in connection with arranging and syndicating the Senior Credit Facility.

5.Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable compensation and closing payments described in (i) the separate Arranger Fee Letter dated the date hereof among you and us and delivered herewith and (ii) the separate Agent Fee Letter dated the date hereof between you and Goldman Sachs and delivered herewith (each of clauses (i) and (ii) a “Fee Letter” and, collectively, the “Fee Letters”), in each case on the terms and subject to the conditions expressly set forth therein.

6.Conditions

Each Initial Senior Lender’s commitments hereunder are subject solely to the satisfaction (or waiver) of the Exclusive Funding Conditions, and upon the satisfaction (or waiver by the Initial Senior Lenders with respect to the Senior Credit Facility) of the Exclusive Funding Conditions, the initial funding of the Senior Credit Facility shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Senior Credit Facility on the Closing Date shall be (i) such of the representations made by or with respect to the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable subsidiaries have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement (the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Senior Credit Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Initial Senior Lenders), it being understood that, to the extent any lien search, insurance certificate or endorsement or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the pledge and perfection of Collateral of the Borrower and the guarantors party to your existing senior secured revolving and term loan facilities on the Closing Date that are Guarantors of the Senior Credit Facility with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code (“UCC”)), then the provision and/or perfection, as applicable, of any such lien search, insurance certificate or endorsement, and/or Collateral shall not constitute a condition precedent to the availability of the Senior Credit Facility, but may instead be provided within sixty (60) days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent and the Borrower, or pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Senior Credit Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Senior Credit Documentation); due authorization, execution, delivery and enforceability, in each case, relating to the entering into and performance of such Senior Credit Documentation by the Borrower and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit C hereto); no violations or conflicts with organizational documents (as related to the execution and delivery of the Senior Credit Documentation) of the Borrower and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Term Loans not violating OFAC or FCPA; and the creation and perfection of the security interests (subject to customary permitted liens) in the Collateral of the Borrower and the Guarantors and subject in all respects to the foregoing provisions of this paragraph. Notwithstanding anything in this Commitment Letter, the Fee Letters, the Senior Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary,
(a)the commitments of the Initial Senior Lenders hereunder and the Senior Lead Arrangers’ agreements to perform the services described herein are subject to the conditions set forth in this Section 6 and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”) and (b) the only conditions (express or implied) to the availability of the Senior Credit Facility on the Closing Date are the Exclusive Funding Conditions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.” The Initial Senior Lenders will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Senior Credit Facility in a manner consistent with the Merger Agreement on the Closing Date.

7.Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their controlled affiliates (other than Excluded Affiliates) and controlling persons and the respective directors, officers, employees, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Affiliate, each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions or the use of proceeds of the Senior Credit Facility or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty (30) days of written demand (together with reasonable backup documentation) for any reasonable out-of- pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons (taken as a whole) and, if reasonably necessary, one local counsel in any relevant material jurisdiction to such indemnified persons (taken as a whole) and, in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons (taken as a whole), in each case excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of such indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representatives (other than Excluded Affiliates)),
(ii) the material breach of the Commitment Letter or Fee Letters by any indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representatives (other than Excluded Affiliates)) (in the case of each of preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment) and (iii) any disputes solely among indemnified persons (other than (x) any claims against the Commitment Parties in their capacity as the Administrative Agent, a Senior Lead Arranger or any similar role under the Senior Credit Facility unless such claim would otherwise be excluded pursuant to clause (i) above and (y) claims arising out of any act or omission of you or the Company) and (b) to reimburse the Commitment Parties and their affiliates (other than any Excluded Affiliate) for all reasonable and documented out-of-pocket expenses (including, but not limited to, due diligence expenses, syndication expenses, travel expenses, and (limited to) reasonable fees, charges and disbursements of one primary counsel to the Senior Lead Arrangers and the Administrative Agent in their capacity as such (which, for the avoidance of doubt, shall not include any fees, charges or disbursements of counsel while acting for any Sale Advisory Person (as defined below))) solely from the date hereof to the Closing Date and, if reasonably necessary, one local counsel in any relevant material jurisdiction incurred in connection with the Senior Credit Facility and any related documentation (including this Commitment Letter, the Fee Letters and the Senior Credit Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including documentation reasonably supporting such request) (other than with respect to such fees and expenses paid on the Closing Date for which written demand including documentation reasonably supporting such request is provided at least three (3) business days prior to the Closing Date); provided that, such fees and expenses (i) in the case of legal counsel, shall be limited to the reasonable fees and expenses of counsel described in this clause (b) which, in any event, shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors and consultants approved by you. No person a party hereto nor the Company or any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Commitment Letter or the Fee Letters by, such person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representative (other than Excluded Affiliates)). None of the indemnified persons or you, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents and other representatives of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Senior Credit Facility or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with the Commitment Parties. Each indemnified person (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by you to such indemnified person pursuant to the terms of this paragraph to the extent such indemnified person is not entitled to the payment thereof pursuant to the terms of this paragraph as determined by a court of competent jurisdiction in a final non-appealable judgment.

You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding, (b) includes customary confidentiality provisions and (c) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of any indemnified person.

In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any Proceeding after such indemnified person has actual knowledge of the same; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 7.

Notwithstanding anything to the contrary contained herein, upon the execution of the Senior Credit Documentation (a) the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs and (b) your obligation pursuant to this Commitment Letter to reimburse an indemnified person (or its related indemnified persons) for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement shall automatically terminate and be replaced in all respects by the relevant provisions set forth in the Senior Credit Documentation.

8.Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Parties and their respective affiliates are full service securities firms and we may from time to time (a) effect transactions, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you or the Company may have commercial or other relationships or adverse interests or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Parties will not furnish information obtained from you, the Company or your or its respective affiliates and representatives to any of their other clients (or to clients of its affiliates) or in connection with the performance by the Senior Lead Arrangers and the Administrative Agent and their respective affiliates of services for its other clients (or for clients of their affiliates). You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on any Commitment Party for such advice and (d) none of the Commitment Parties nor their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you.

In addition, please note that an affiliate of Goldman Sachs has been retained by you as financial advisors (in such capacity, each a “Financial Advisor”) in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of each Financial Advisor, and on the other hand, our and our affiliates’ relationship with you as described and referred to herein.

Please note that neither the Commitment Parties nor any of their respective affiliates provide tax, accounting or legal advice.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Commitment Parties and their respective affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you and your respective management, stockholders, creditors, affiliates or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal and financial advisors to the extent you deemed appropriate, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and
(g) you will not claim that any Commitment Party (in its capacity as such) or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

9.Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms shall be disclosed to any other person, except (a) to your respective officers, directors, employees, affiliates, members, partners, stockholders, actual and potential co-investors, attorneys, accountants, agents and advisors on a confidential basis, (b) to the Company and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis, (c) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (including a self-regulatory authority) (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letters, (e) the existence and contents of the Commitment Letter and the Term Sheet may be disclosed in any proxy, public filing, prospectus, offering memorandum, offering circulation, syndication materials or other materials in connection with the Transactions, (f) the Term Sheet and Exhibit C hereto (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to actual and prospective Lenders and to any rating agency in connection with the Transactions or in any public regulatory filing requirement relating to the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by you, your controlled affiliates or your representatives in violation of this Commitment Letter, (h) with the Commitment Parties’ consent in writing (including via e-mail), and (i) after your acceptance hereof, this Commitment Letter and the Arranger Fee Letter (but not the Agent Fee Letter), including the existence and contents hereof and thereof, may be shared with prospective Additional Agents, in each case on a confidential basis. The foregoing restrictions shall cease to apply after the Senior Credit Documentation shall have been executed and delivered by the parties hereto (other than with respect to any economics referenced in the Fee Letters).

The Commitment Parties shall treat confidentially all information received by them from you, the Company or your or its respective affiliates and representatives in connection with the Merger and the other Transactions and only use such information for the purposes of providing the commitments and, in the case of the Senior Lead Arrangers and the Administrative Agent, the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to any actual or prospective Lenders, participants or derivative counterparties (other than Disqualified Institutions and persons to whom you have affirmatively denied to provide your consent to the assignment or syndication thereto); provided that, the disclosure of any such information to any actual or prospective Lenders, participants or derivative counterparties shall be made subject to the acknowledgment and acceptance by such actual or prospective Lender, participant or derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication or other transfer processes of the Commitment Parties or customary market standards for dissemination of such type of information, in the event of any electronic access through IntraLinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you; (b) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation (except with respect to any routine audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority)); provided that, notwithstanding the foregoing, no notification shall be required in connection with any filings that may be required by the federal securities laws or the rules, regulations, schedules and/or forms of the Securities and Exchange Commission; (c) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so); (d) to the lenders, officers, directors, employees, legal counsel, independent auditors, professionals, service providers and other experts or agents of the Commitment Parties (collectively,

“Representatives”) (provided that, any such Representative is advised of its obligation to retain such information as confidential and agrees to keep information of this type confidential and the Commitment Parties shall remain responsible for such Representatives compliance with this provision); (e) to any of its affiliates (other than an Excluded Affiliate) and Representatives of its affiliates (other than an Excluded Affiliate) (provided that, any such affiliate or Representative is advised of its obligation to retain such information as confidential, and the Commitment Parties shall be responsible for the compliance of their affiliates and Representatives of their affiliates with this paragraph) solely in connection with the Senior Credit Facility and the related Transactions; (f) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Parties, their affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Company or your or its respective affiliates; (g) for purposes of establishing a “due diligence” defense; (h) to the extent that such information is received by such Commitment Party, its affiliates (other than an Excluded Affiliate) or their respective Representatives from a third party that is not known (after due inquiry) by such Commitment Party to be subject to confidentiality obligations to you, the Company or your or its respective affiliates; (i) to the extent that such information is independently developed by such Commitment Party, its affiliates (other than an Excluded Affiliate) or their respective Representatives without the use of such information; (j) to market data collectors, similar services providers to the lending industry, and service providers to the Senior Lead Arrangers and the Lenders in connection with the administration and management of the Senior Credit Facility; and (k) to enforce their respective rights hereunder or under the Fee Letters; provided, however, that, no such disclosure shall be made by the Commitment Parties to any of their affiliates’ employees, officers, directors, legal counsel, professionals and other experts or agents that are engaged directly or indirectly in a sale of the Company and its subsidiaries as buy-side or sell-side representative and acting in such capacity other than, in each case, any Over the Wall Person (each a “Sale Advisory Person” and an “Excluded Affiliate”) or
(iii) any Disqualified Institution. As used herein, “Over the Wall Person” means, with respect to any Commitment Party, any directors, officers or senior employees of such Commitment Party or any of its affiliates who are required, in accordance with industry regulations, or the applicable Commitment Party’s or its affiliate’s internal policies and procedures to act in a supervisory or managerial capacity and the applicable Commitment Party’s and its affiliates’ internal legal, compliance, risk management, conflicts clearance and other support personnel and credit and investment committee members. The Commitment Parties’ obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Senior Credit Documentation (which confidentiality provisions shall include exceptions no less permissive than those contained in this Section) is effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Senior Credit Documentation upon the execution and delivery thereof.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) such disclosures shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter shall be any purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10.Miscellaneous

Subject to the immediately following paragraph, this Commitment Letter shall not be assignable by any party hereto (except (i) by us in connection with the appointment of Additional Agents by you as set forth herein and (ii) Goldman Sachs may assign its commitments hereunder to Goldman Sachs Lending Partners LLC (“GSLP”) without the consent of any party hereto, and vice-versa) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent set forth in Section 7, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter or any document to be signed in connection hereunder and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Senior Credit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction; provided, however, that the laws of the state of Delaware which governs the Merger Agreement shall govern in determining (a) the interpretation of a “Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof) and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable subsidiaries have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement. Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Senior Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Senior Credit Documentation Principles it being acknowledged and agreed that the funding of the Senior Credit Facility is subject only to the Exclusive Funding Conditions, including the execution and delivery of the Senior Credit Documentation as provided in this Commitment Letter and (ii) the Fee Letters are a binding and enforceable agreement with respect to the subject matter contained therein. Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Senior Credit Documentation for the purpose of executing and delivering the Senior Credit Documentation substantially simultaneously with the consummation of the Merger. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR, IN THE CASE OF SENIOR LEAD ARRANGERS AND THE ADMINISTRATIVE AGENT, THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

This paragraph, the indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter (but not the Fee Letters) (and other than your agreements in respect of no fiduciary or similar duties and your obligations in respect confidentiality (which shall terminate in accordance with Section 9)) shall automatically terminate and be superseded by the provisions of the Senior Credit Documentation upon the execution thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Parties’ commitments (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence; provided that in the case of any termination of the commitments under the Senior Credit Facility in part, such termination is applied to reduce the commitments of the Commitment Parties on a pro rata basis.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York time, on May 3, 2023. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence, unless we shall, in our sole discretion, agree to an extension. Unless we shall, in our sole discretion, agree to an extension, this Commitment Letter and the commitments hereunder shall automatically terminate in the event that (a) in respect of the Senior Credit Facility, if the initial borrowing thereunder does not occur on or before 11:59 p.m., New York City time, on February 5, 2024, as such may be extended pursuant to Section 8.1(b)(i) of the Merger Agreement as in effect on the date hereof (such date, including any such extensions thereof, the “Expiration Time”), (b) the Merger closes with or without the use of the Senior Credit Facility or (c) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you or with your written consent (other than with respect to provisions therein that expressly survive termination); provided that, the termination of any commitment pursuant to this sentence does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By: /s/ Robert Ehudin

Name: Robert Ehudin
Title: Authorized Signatory

[Project Anderson – Senior Credit Facility Commitment Letter Signature Page]

Accepted and agreed to as of the date first above written:

OPTION CARE HEALTH, INC. (F/K/A BIOSCRIP, INC.),

By:    /s/ Michael Shapiro
Name: Michael Shapiro
Title:    Senior Vice President, Chief Financial Officer and Treasurer

[Senior Credit Facility Commitment Letter Signature Page]

EXHIBIT A

PROJECT ANDERSON

Senior Credit Facility Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B or C thereto.

The Borrower intends to consummate a stock-for-stock exchange, directly or indirectly, with a company previously identified to the Commitment Parties as “Apple” (the “Company”), pursuant to the Merger Agreement defined below. In connection therewith, it is intended that:

(a)The Borrower will form Uintah Merger Sub, Inc., a wholly owned subsidiary of the Borrower and a Delaware corporation (“Merger Sub”). On the Closing Date, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Borrower, Merger Sub, and the Company (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Merger Agreement”), Merger Sub shall be merged with and into the Company with the Company as the continuing surviving entity (such merger referred to herein as the “Merger”).

(b)The Borrower will obtain a senior secured 364-day term loan facility in an aggregate principal amount of up to $450 million (the “Senior Credit Facility”), as described in Exhibit B to the Commitment Letter.

(c)All existing indebtedness for borrowed money of the Company and its subsidiaries pursuant to that certain Amended and Restated Credit Agreement, dated as of June 29, 2018, by and among the Company, the lenders from time to time party thereto, the other parties from time to time party thereto and Bank of America, N.A. as administrative agent, will be repaid or satisfied or discharged, and all related guaranties and security interests with respect thereto will be terminated and released substantially concurrently with the initial funding of the Senior Credit Facility (or arrangements for such termination and release shall have been made) (collectively, the “Refinancing”).

(d)The proceeds of the Senior Credit Facility and cash on hand at the Borrower and its subsidiaries (including proceeds available under the ABL Credit Agreement (as defined below)) and the Company and its subsidiaries on the Closing Date will be applied to effect the Refinancing and to pay the fees, closing payments, premiums, expenses and other transaction costs incurred in connection with the Merger and Refinancing (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions.” For purposes of the Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of (i) the satisfaction or waiver of the Exclusive Funding Conditions, (ii) the funding of the Senior Credit Facility, (iii) the consummation of the Refinancing and (iv) the consummation of the Merger. The Borrower hereby designates the Transactions described in clauses (a) and (b)

above as a “Limited Condition Transaction” for purposes of (x) the First Lien Credit Agreement,
(y) that certain ABL Credit Agreement, dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Option Care Health, Inc., a Delaware corporation, the other Borrowers (as defined therein) party thereto from time to time, the Guarantors (as defined therein) party thereto from time to time, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and (z) that certain Indenture, dated as of October 27, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Borrower, as issuer, the guarantors party thereto and Ankura Trust Company, LLC, as trustee, with respect to the Borrower’s 4.375% senior notes due 2029. The indebtedness under the Senior Credit Facility may be incurred under (i) with respect to the First Lien Credit Agreement, Section 7.01(bb), 7.01(gg), 7.03(m) and 7.03(p) thereof, (ii) with respect to the ABL Credit Agreement, Section 7.01(bb), 7.01(gg), 7.03(m) and 7.03(k) thereof, and (iii) with respect to the Indenture, one or more of Sections 3.2(a), 3.2(b)(1), 3.2(b)(5), 3.2(b)(14) and 3.6 thereof and clauses (31) and (33) of the definition of “Permitted Liens”.

EXHIBIT B

PROJECT ANDERSON

Senior Credit Facility Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Credit Facility. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto.

Borrower:	Option Care Health, Inc., a Delaware corporation (the “Borrower”).
Administrative Agent:
Goldman Sachs Bank USA (“Goldman Sachs”) will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) (excluding any Disqualified Institutions) (the “Lenders”), and will perform the duties customarily associated with such roles.

Senior Lead Arrangers:
Goldman Sachs and each other Senior Lead Arranger appointed pursuant to the Commitment Letter will act as joint lead arrangers for the Senior Credit Facility (together with any additional arranger or bookrunner appointed pursuant to Section 2 of the Commitment Letter in such capacity, the “Senior Lead Arrangers”) and as joint lead bookrunners and will perform the duties customarily associated with such roles.

Senior Credit Facility:
A senior secured 364-day term loan facility in an aggregate principal amount equal to $450 million (the “Senior Credit Facility”; the loans thereunder, the “Term Loans”). The Term Loans shall be made in U.S. Dollars.

The Senior Credit Documentation shall contain customary provisions for replacing or terminating the commitments of any Defaulting Lender (to be defined in the Senior Credit Documentation in a manner consistent with the Senior Credit Documentation Principles).

Incremental Facilities:	None.
Refinancing Facilities:	Substantially the same as the First Lien Credit Agreement.
Purpose:	The proceeds of the Term Loans will be used by the Borrower on the Closing Date, together with certain other available sources of funds, to finance a portion of the Refinancing and to pay related fees and expenses (including the payment of Transaction Costs, upfront fees and original issue discount with respect to the Senior Credit Facility).

Availability:	The Term Loans will be available in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.
Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:
Any principal payable under or in respect of the Senior Credit Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to Base Rate loans plus 2% per annum. Default interest will be payable on demand.

Final Maturity:	The Senior Credit Facility will mature on the date that is three hundred sixty-four (364) days after the Closing Date (the “Maturity Date”).
Amortization:	None.
Guarantees:
Subject to the limitations set forth in the Commitment Letter, including the Certain Funds Provisions, the same guarantees and Guarantors as the First Lien Credit Agreement. “Guarantors” as used in this Commitment Letter has meaning given to such defined term in the First Lien Credit Agreement (it being understood that guarantees by the Company and its subsidiaries shall be provided within sixty (60) days of the Closing Date).

Security:
Subject to the Certain Funds Provision, the same as the First Lien Credit Agreement. “Collateral” as used in this Commitment Letter has the same meaning given to such term in the First Lien Credit Agreement. The Senior Credit Facility shall be secured by the Collateral on a pari passu basis with the liens on the Collateral securing the Term Loans (as defined in the First Lien Credit Agreement), pursuant to the Pari Passu Intercreditor Agreement (as defined below).

Mandatory Prepayments and Commitment Reductions:
Subject to the Intercreditor Agreements, limited to the mandatory prepayments set forth in Section 2.05(b)(ii), Section 2.05(b)(iii) and Section 2.05(b)(iv) of the First Lien Credit Agreement (and subject to the ratable reduction provisions in Section 2.05(b)(vi) of the First Lien Credit Agreement for proceeds applied to “Other Applicable Indebtedness”).

In addition, (i) the commitments under the Senior Credit Facility shall be automatically reduced, on a dollar-for-dollar basis, by the amount of net cash proceeds received by the Borrower and its subsidiaries from any Permanent Financing consummated on or prior to the Closing Date and (ii) the Term Loans outstanding shall be repaid, on a dollar-for-dollar basis, by the amount of net cash proceeds received by the Borrower and its subsidiaries from any Permanent Financing consummated after the Closing Date.
“Permanent Financing” means any debt or equity financing (whether in the form of loans, securities or otherwise), (a) prior to the Closing Date, that is incurred to refinance or replace the Senior Credit Facility, and (b) in excess of, individually or in the aggregate, $500,000,000 that is incurred following the Closing Date, subject in the case of this clause (b) to exceptions for (i) revolving loans borrowed under the ABL Credit Agreement, (ii) financing incurred by the Borrower and its subsidiaries in the ordinary course of business consistent with past practice, (iii) refinancings of existing outstanding indebtedness of the Borrower and its subsidiaries (excluding, for the avoidance of doubt, refinancing the indebtedness of the Company contemplated hereunder), and (iv) other working capital facilities.

Voluntary Prepayments and Reductions in Commitments:	Substantially the same as the First Lien Credit Agreement.
Call Protection:	None.
Senor Credit Documentation:
The definitive documentation for the Senior Credit Facility (the “Senior Credit Documentation”) shall be initially drafted by counsel to the Borrower, shall be substantially consistent with (and except as set forth herein, no less favorable to the Borrower and its subsidiaries than) that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof and adjusted pursuant to the terms below, the “First Lien Credit Agreement”), by and among Option Care Health, Inc, a Delaware corporation, the other Borrowers (as defined therein) party thereto from time to time, the Guarantors (as defined therein) party thereto from time to time, the Lenders (as defined therein) from time to time party thereto, and Bank of America, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, and adjusted pursuant to terms below, the “Senior Credit Documentation Principles”) and take into account (a) the terms set forth in this Commitment Letter, (b) changes in law or accounting standards or to cure mistakes or defects, (c) modifications reasonably acceptable to the Borrower and Goldman Sachs to prevent the release of any Guarantor from its obligations under the Senior Credit Documentation solely as a result of such Guarantor becoming a “non-wholly owned subsidiary” unless such transaction is a result of a joint venture or other strategic transaction entered into for a bona fide business purpose, (d) modifications reasonably acceptable to the Borrower and Goldman Sachs to make amendments to the Senior Credit Documentation (i) to permit any payment or lien subordination or
(ii) to modify pro rata payment sharing provisions shall, in each case, be subject to an “affected lender” vote, and (e) any changes in the operational and agency requirements of the Administrative Agent (including Term SOFR-related provisions customary for similar financings as to which the Administrative Agent acts as administrative agent) and in any event will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Term Sheet, in each case applicable to the Borrower and its restricted subsidiaries. The definitive terms will be negotiated in good faith to finalize the Senior Credit Documentation, giving effect to the Certain Funds Provision and the Senior Credit Documentation Principles, as promptly as reasonably practicable.

Intercreditor Agreements:
Administrative Agent shall (a) join as a party to the ABL Intercreditor Agreement (as defined in the First Lien Credit Agreement) (the “ABL Intercreditor Agreement”), as agent and representative of the Lenders under the Senior Credit Facility, and
(b) enter into a pari passu intercreditor agreement with the administrative agent under the First Lien Credit Agreement in the form attached as Exhibit J to the First Lien Credit Agreement (the “Pari Passu Intercreditor Agreement” and, together with the ABL Intercreditor Agreement, collectively, the “Intercreditor Agreements”).

Representations and Warranties:	Subject in all respects to the Certain Funds Provision, substantially the same as the First Lien Credit Agreement.
Conditions Precedent to Initial Borrowings:	Subject to the Certain Funds Provision, the availability of the Senior Credit Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.
Conditions Precedent to Ongoing Borrowings:	N/A

Affirmative Covenants:	Subject to the Certain Funds Provision, substantially the same as the First Lien Credit Agreement.
Negative Covenants:
Substantially the same as the First Lien Credit Agreement; provided, that the debt, liens and restricted payments provisions shall be more restrictive on the Borrower and its restricted subsidiaries in a manner to be agreed.

Financial Covenant:	None.
Unrestricted Subsidiaries:	Substantially the same as the First Lien Credit Agreement.
Events of Default:	Substantially the same as the First Lien Credit Agreement.
Voting:	Substantially the same as the First Lien Credit Agreement.
Cost and Yield Protection:	Substantially the same as the First Lien Credit Agreement.
Assignments and Participations:
Substantially the same as the First Lien Credit Agreement; provided that Goldman Sachs shall be permitted to assign its commitments and Term Loans to GSLP (and vice-versa) without any required consents.

Expenses and Indemnification:	Substantially the same as the First Lien Credit Agreement.

Governing Law and Forum:
New York; provided, however, that the laws of the state of Delaware which governs the Merger Agreement shall govern in determining (a) the interpretation of a “Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof) and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable subsidiaries have the right or would have the right (without regard to any notice requirement but taking into account any applicable cure provisions) to terminate your obligations (or to refuse to consummate the Merger) under the Merger Agreement and (c) whether the Merger has been consummated in accordance with the terms of the Merger Agreement.

Counsel to the Administrative Agent and Commitment Parties:	Davis Polk & Wardwell LLP.

Annex I to Exhibit B Interest Rates:    The interest rates under the Senior Credit Facility will be as follows:
At the option of the Borrower, (x) Term SOFR plus the Term SOFR Applicable Margin or (y) Base Rate plus the Base Rate Applicable Margin.

Time Period	Term SOFR Applicable Margin	Base Rate Applicable Margin
Closing Date to the date that is 89 days after the Closing Date	2.00%	1.00%
90 days after the Closing Date to the date that is 179 days after the Closing Date	2.50%	1.50%
180 days after the Closing Date to the date that is 269 days after the Closing Date	3.00%	2.00%
270 days after the Closing Date and thereafter	3.50%	2.50%
The Borrower may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable
(i) in the case of Term SOFR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of Base Rate loans, quarterly in arrears.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) Term SOFR for an interest period of one month plus 1.00% (or, if such day is not a business day, the immediately preceding business day).

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a loan bearing interested determined by reference to Term SOFR.

“Term SOFR” shall mean, with respect to any SOFR Loan denominated in U.S. Dollars and for any interest period, the Term SOFR Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two
(2) business days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor published by the Term SOFR Administrator on the business day first preceding such Periodic Term SOFR Determination Day so long as such business day is not more than three (3) business days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean, for any day and time, with respect to any SOFR Loan for any interest period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

Term SOFR shall be subject to a floor of 0.00%

Duration Fees:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.75% of the aggregate principal amount of the Term Loans under the Senior Credit Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 1.00% of the aggregate principal amount of the Term Loans under the Senior Credit Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.25% of the aggregate principal amount of the Term Loans under the Senior Credit Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

EXHIBIT C
PROJECT ANDERSON

Conditions

The availability of the Senior Credit Facility shall be subject solely to the satisfaction or waiver by the Initial Senior Lenders with commitments in respect of the Senior Credit Facility of the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A or B thereto.

1.Subject to the Certain Funds Provision, the Borrower and each Guarantor shall have executed and delivered the Senior Credit Documentation, in each case, consistent with the Commitment Letter and Term Sheet, to which they are parties and the Commitment Parties shall have received:

(a)a customary notice of borrowing;

(b)customary closing officer’s certificate (certifying as to resolutions, organizational documents and incumbency, as to the accuracy of the Specified Representations in all material respects and no amendments or modifications to the provisions of the Merger Agreement that are materially adverse to the interests of the Initial Senior Lenders) and good standing (of the jurisdiction of organization of the Borrower and Guarantors) and legal opinions; and

(c)a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2.Prior to, or substantially concurrently with the initial fundings contemplated by the Commitment Letter, the Refinancing shall have been consummated.

3.The Merger shall be consummated in all material respects pursuant to the Merger Agreement (for the avoidance of doubt, the Initial Senior Lenders are satisfied with the Merger Agreement dated the date hereof) substantially concurrently with the initial funding of the Senior Credit Facility without giving effect to any amendments or modifications to the provisions thereof or express waivers or consents thereto that, in each case, are materially adverse to the interests of the Initial Senior Lenders without the consent of the Initial Senior Lenders, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any change in the Merger Consideration (as defined in the Merger Agreement) shall be deemed not to be adverse to the interest of the Initial Senior Lenders and (ii) any adverse modification to the definition of Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) (or adverse express waiver or express consent in respect of the definition of Material Adverse Effect) without the prior written consent of the Initial Senior Lenders (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of the Initial Senior Lenders); provided that in each case the Initial Senior Lenders shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 3 business days of receipt of written notice of such modification, amendment, consent or waiver.

4.Since December 31, 2022, there have been no Changes (as defined in the Merger Agreement as in effect on the date hereof) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Apple (each as defined in the Merger Agreement as in effect on the date hereof).

5.So long as requested at least ten (10) business days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

6.Payment of all fees and expenses earned, due and payable to the Commitment Parties and the Lenders required to be paid on the Closing Date under the Senior Credit Facility for which invoices have been received at least three (3) business days in advance (which amounts may be offset against the proceeds of the Senior Credit Facility) shall have been made (or shall be made substantially contemporaneously with funding).

7.Subject to the Certain Funds Provision, with respect to the Senior Credit Facility, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral of the Borrower and each Guarantor under the Senior Credit Facility shall have been taken (or shall be taken substantially contemporaneously with funding).

8.The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

9.Not less than 14 calendar days prior to the Closing Date, one or more investment banks reasonably satisfactory to the Senior Lead Arrangers shall have been engaged to arrange, underwrite or otherwise place the Permanent Financing.

FORM OF SOLVENCY CERTIFICATE

Annex I to Exhibit C

[●],

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

1    Describe Credit Agreement.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [●]
Title:    [●]